Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

WiSA Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(c)	14,241,325(3)	$1.28	$18,264,499	0.0001531	$2,797
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
Total Offering Amounts						$18,264,499		$2,797

Total Fees Previously Paid	—
Total Fee Offset	—
Net Fee Due	$2,797

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), includes any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of WiSA Technologies, Inc. (the “Registrant”) that may from time to time be offered or issued to prevent dilution from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of Common Stock as reported on the Nasdaq Capital Market on January 30, 2025, which date is a date within five business days of the filing of the registration statement filed by the Registrant for the registration of the securities listed in the table above (the “Registration Statement”).

(3)	Represents (a) an aggregate of 887,356 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Registrant issued pursuant to that certain side letter agreements between the Company and each Warrant Holder (as such term is defined in the Registration Statement) entered into on September 10, 2024 (the “Side Letter Agreements”), (b) up to an aggregate of 5,391,746 shares of Common Stock, issuable upon exercise of certain common stock purchase warrants issued on December 20, 2024 pursuant to the Side Letter Agreements, (c) up to an aggregate of 1,448,609 shares of Common Stock issuable upon exercise of certain common stock purchase warrants issued to the Warrant Holders between September 10, 2024 and the end of 2024 pursuant to certain inducement agreements between the Company and each Warrant Holder entered into on September 10, 2024, (d) up to an aggregate of 2,513,703 shares of Common Stock issuable upon exercise of certain common stock purchase warrants issued to the Warrant Holders in December 2024 pursuant to certain inducement agreements between the Company and each Warrant Holder entered into on December 20, 2024, and (e) up to 3,999,911 shares of Common Stock held by Data Vault Holdings Inc.